SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C.   20549



                         _______________



                            FORM 8-K

                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the

                 Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported)

                        December 20, 1993



                 SEARS ROEBUCK ACCEPTANCE CORP.

       (Exact name of registrant as specified in charter)


     Delaware                 1-4040               51-0080535
     (State or Other          (Commission          (IRS Employer
     Jurisdicion of           File Number)         Identification
     Incorporation)                                Number)


3711 Kennett Pike, Greenville, Delaware               19807
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code (302) 888-3114

Item 5.   Other Events.

The Board of Directors of Sears Roebuck Acceptance Corp. ("SRAC") declared a $1.7 billion dividend on December 20, 1993 to its sole stockholder, Sears, Roebuck and Co. ("Sears"), payable on December 30, 1993. The Board also approved payment to Sears on December 30, 1993 of $330 million out of Capital in Excess of Par Value; such payment is characterized as a dividend under the Delaware General Corporation Law. Payments for these transactions were effected by reducing SRAC's investment in the Notes of Sears by $2.0 billion.

This reduction of the Capital Base was made possible by a decrease in the funding requirements of Sears, as a portion of the proceeds from the strategic repositioning of Sears was used to reduce SRAC's commercial paper. Sears strategic repositioning was completed in November 1993 with the sale of its Sears
Mortgage Banking Operations.

The impact of the above mentioned activity on the financial position of SRAC is shown in the following table:

                    12/31/93        9/30/93       12/31/92*
(billions)                  UNAUDITED
Assets                 $4.2           $6.2          $12.4
Debt                    3.1            3.0            9.3
Equity                  1.1            3.2            3.1
D/E Ratio            2.82:1          .94:1         3.00:1


On December 20, 1993 the Board of SRAC approved the sale by SRAC to Sears of $848 million the net book value of the Retail
Customer Receivable Balances ("RCRB") owned by SRAC. The RCRB were sold to Sears on December 30, 1993.

*The 12/31/92 figures were taken from the audited financial statements at that date.


Item 7.   Financial Statements, Pro Forma Financial Information
          Exhibits.

Exhibit                       Description

10 Repurchase Agreement dated as of December 30, 1993 between Sears, Roebuck and Co. and Sears Roebuck
          Acceptance Corp.




                           SIGNATURES



          Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              SEARS ROEBUCK ACCEPTANCE CORP.





Date:  January 10, 1994       By:  \s\ KEITH E. TROST
                                   KEITH E. TROST
                                   Vice President-Finance and
                                   Administration and Assistant
                                   Secretary

                          EXHIBIT INDEX


10 Repurchase Agreement dated as of December 30, 1993 between Sears, Roebuck and Co. and Sears Roebuck
          Acceptance Corp.